EA SERIES TRUST
INVESTMENT SUB-ADVISORY AGREEMENT
among
Empowered Funds, LLC, CapFinancial Partners, LLC dba CAPTRUST,
and EA Series Trust
This INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of July 17, 2026 by and between Empowered Funds, LLC, a Pennsylvania limited liability company with its principal place of business at 3803 West Chester Pike, Suite 150, Newtown Square, PA 19073 doing business as ETF Architect (the “Adviser”), EA Series Trust (the “Trust”), and CapFinancial Partners, LLC dba CAPTRUST, a North Carolina limited liability company with its principal place of business located at 4208 Six Forks Road, Suite 1700, Raleigh, North Carolina 27609 (the “Sub-Adviser”).
BACKGROUND:
A.The Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”).
B.The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
C.The Adviser has entered into an Investment Advisory Agreement with respect to the Trust series identified on Schedule A to this Agreement (each, a “Fund,” and together, the “Funds”) as such Schedule may be amended from time to time upon mutual agreement of the parties.
D.The Sub-Adviser is registered as an investment adviser under the Advisers Act and is engaged in the business of supplying investment advice as an independent contractor.
E.The Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible.
F.The Sub-Adviser is willing to furnish the services described herein to the Adviser and each Fund.
G.This Background section and Schedule A are hereby incorporated into, and made a part of, this Agreement.
TERMS:
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:
1.Appointment of the Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for each Fund, subject to the supervision and oversight of the Adviser and the Board of Trustees of the Trust (the “Board”), and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Adviser. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.Sub-Advisory Services. The Sub-Adviser shall have full discretionary authority for portfolio investment decisions for each Fund, including determining, from time to time, what securities and other financial instruments (and weightings) shall be purchased for each Fund, what securities and other financial instruments (and weightings) shall be held or sold by each Fund, and what portion of a Fund’s assets shall be held in cash, subject always to (i) the provisions of the Trust’s Agreement and Declaration of Trust, By-Laws and each Fund’s prospectus and statement of additional information as set forth in the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the U.S. Securities and Exchange Commission (the “SEC”), and (ii) the investment objectives, policies and restrictions of each Fund, as shall be from time to time in effect and such other limitations, policies and procedures as the Board or the Adviser may reasonably impose from time to time and provide in writing to the Sub-Adviser (the “Investment Policies”). No reference in this Agreement to the Sub-Adviser having full discretionary authority over each Fund’s portfolio investment decisions shall in any way limit the right of the Board or the Adviser to establish or revise policies in connection with the management of a Fund’s assets or to otherwise exercise its right to control the overall management of the Trust and each Fund.
The Sub-Adviser shall be responsible for promptly informing the Adviser of each portfolio investment decision for a Fund in writing pursuant to mutually agreed notification protocols. The Sub-Adviser shall be responsible and hereby undertakes to correctly submit any investment instructions to the Adviser, including (i) the identity of any such securities and/or financial instruments to be executed by the Adviser; (ii) the correct amount or percentage of the Fund’s investment portfolio to be executed by the Adviser in a particular transaction; and (iii) the type of transaction to be executed by the Adviser (e.g., buy, sell, sell short). In turn, the parties understand and acknowledge that the Adviser will fully rely on such notifications to effect the security or other financial instrument trading execution for each Fund’s portfolio investments. In the event the Adviser desires clarification on a particular Sub-Adviser notification, the Adviser will seek guidance from the Sub-Adviser prior to executing any such transaction.
The Adviser shall also retain such discretionary authority for effecting in-kind and other transactions of Fund portfolio investments vis-à-vis “creation units.” The Sub-Adviser acknowledges that the Board retains ultimate authority over each Fund and may take any and all actions necessary and reasonable to protect the interests of Fund shareholders.
3.Representations and Warranties of the Sub-Adviser. The Sub-Adviser represents, warrants, and covenants to the Adviser and the Trust as follows:
3.1.The Sub-Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;
3.2.The Sub-Adviser is registered as an investment adviser under the Advisers Act and has provided its current Form ADV, including the firm brochure and applicable brochure supplements to the Adviser. The Sub-Adviser shall furnish to the Adviser copies of all material amendments or supplements to the foregoing documents as required by applicable law;

3.3.The Sub-Adviser will maintain each such registration, license or membership in effect at all times during the term of this Agreement and will obtain and maintain such additional governmental, self-regulatory, exchange or other licenses, approvals and/or memberships and file and maintain effective such other registrations as may be required to enable the Sub-Adviser to perform its obligations under this Agreement;
3.4.The Sub-Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide notice upon the Advisor’s request, to the Adviser and the Trust of any material changes in its insurance policies or insurance coverage. Furthermore, the Sub-Adviser shall upon reasonable request provide the Adviser and the Trust with any information it may reasonably require concerning the amount of such insurance;
3.5.None of the Sub-Adviser, its affiliates, or any officer, director or employee of the Sub-Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Sub-Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Sub-Adviser will promptly notify the Adviser and the Trust upon the Sub-Adviser’s confirmation of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise;
3.6.The Sub-Adviser has adopted, implemented and will maintain written policies and procedures, as required by Rule 206(4)‑7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers, and agents;
3.7.The Sub-Adviser has adopted and implemented, or will have adopted and implemented by the date the Fund(s) begin trading operations, and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser (the policies and procedures referred to in this Section 3.7, along with the policies and procedures referred to in Section 3.6, are referred to herein as the Sub-Adviser’s “Compliance Program”);
3.8.Upon reasonable notice to and reasonable request, the Sub-Adviser shall provide the Adviser and the Trust with access to the records relating to the Compliance Program as they relate to the Funds. The Sub-Adviser will also provide, at the reasonable request of the Adviser or the Trust, periodic certifications, in a form reasonably acceptable to the Adviser or the Trust, attesting to such written policies and procedures;
3.9.The Sub-Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as the Sub-Adviser reasonably believes are necessary to protect each Fund’s confidential information and the nonpublic personal information of Fund shareholders. The Sub-Adviser shall promptly notify the Adviser and the Trust of any material violations or breaches of such policies and procedures involving the Fund(s), the nature, extent, and quality of services provided to the Fund(s), or that may reasonably be expected to have a negative impact on the reputation of the Sub-Adviser, the Adviser, the Trust, or the Funds;
3.10.The Sub-Adviser will not engage in any futures transactions, options on futures transactions or transactions in other commodity interests on behalf of a Fund prior to both the Sub-

Adviser and Adviser becoming registered or filing a notice of exemption on behalf of the Fund with the National Futures Association; and
3.11.Upon the Adviser’s request, the Sub-Adviser agrees to provide reasonable assistance with the liquidity classifications required under each Fund’s liquidity risk management program in accordance with Rule 22e‑4 under the 1940 Act.
3.12.The Sub-Adviser will notify the Adviser and the Trust of any assignment (as defined in the 1940 Act) of this Agreement prior to such assignment. Notwithstanding any other provision hereunder, the Sub-Adviser hereby agrees to bear any and all expenses of the Trust, including but not limited to any costs and expenses (including reasonable attorneys’ fees) related to any regulatory filings, shareholder notifications and solicitation of shareholder approval, if any, arising out of or related to any such assignment of this Agreement.
3.13.The Sub-Adviser acknowledges and agrees that it has not received legal or regulatory advice from the Fund, the Adviser or any of their respective employees or representatives, and is not entitled to rely on any statements or omissions by such employees or representatives regarding applicable law or regulation in satisfying its obligations hereunder, including its obligation to comply with all applicable laws and regulations.
4.Representations and Warranties of the Adviser. The Adviser represents, warrants, and covenants to the Sub-Adviser as follows:
4.1.The Adviser has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;
4.2.The Adviser is registered as an investment adviser under the Advisers Act and will maintain each such registration, license or membership in effect at all times during the term of this Agreement and will obtain and maintain such additional governmental, self-regulatory, exchange or other licenses, approvals and/or memberships and file and maintain effective such other registrations as may be required to enable the  Adviser to perform its obligations under this Agreement. None of the Adviser, its affiliates, or any officer, manager, partner or employee of the Adviser or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Adviser from acting as an investment adviser to an investment company under the 1940 Act. The Adviser will promptly notify the Sub-Adviser upon the Adviser’s discovery of an occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended, the Commodity Exchange Act (“CEA”) and the rules and regulations thereunder, as applicable, as well all other applicable federal and state laws, rules, regulations and case law that relate to the Adviser’s services described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing;
4.3.The Adviser has adopted, implemented and will maintain written policies and procedures, as required by Rule 206(4)‑7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Adviser, its employees, officers, and agents;

4.4.The Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Adviser;
4.5.The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide notice, upon the Sub-Adviser’s request, to the Adviser of any material changes in its insurance policies or insurance coverage. Furthermore, the Adviser shall upon reasonable request provide the Sub-Adviser and the Trust with any information it may reasonably require concerning the amount of such insurance;
4.6.The Adviser shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as the Adviser reasonably believes are necessary to protect each Fund’s confidential information and the nonpublic personal information of Fund shareholders.
4.7.The Adviser has the authority under the Investment Advisory Agreement to appoint the Sub-Adviser, subject to approval and oversight of the Board;
4.8.The Adviser further represents and warrants that it has received a copy of the Sub-Adviser’s current Form ADV;
4.9.The Adviser has provided the Sub-Adviser with each Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement and the Investment Policies, as in effect from time to time. The Adviser shall promptly furnish to the Sub-Adviser copies of all material amendments or supplements to the foregoing documents;
4.10.The Adviser or its delegate will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from each Fund and the cash requirements of, and cash available for investment in, the Fund; and
4.11.The Adviser or its delegate will timely provide the Sub-Adviser with copies of monthly accounting statements for each Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.
5.Compliance. The Sub-Adviser agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the CEA and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser and to maintain all licenses and registrations necessary to perform its duties hereunder in good order. The Sub-Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, and with any policies, guidelines, instructions and procedures approved by the Board or the Adviser and provided to the Sub-Adviser. In selecting each Fund’s portfolio securities and performing the Sub-Adviser’s obligations hereunder, the Sub-Adviser shall cause each Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company if the Fund has elected to be treated as a regulated investment company under the Code. The Sub-Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing. No supervisory activity undertaken by the Board or the Adviser shall limit the Sub-Adviser’s full responsibility for any of the foregoing.
6.Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by each Fund shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for each Fund’s portfolio investments to the Adviser.
7.Brokerage. The Sub-Adviser will have no brokerage responsibilities or authority under this Agreement, nor any authority to place or execute securities transactions on behalf of any of the Funds.
8.Records/Reports.
8.1.Recordkeeping. The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Funds, except as otherwise provided herein or as may be necessary for the Sub-Adviser to supply to the Adviser, the Board or the Trust’s chief compliance officer (the “Chief Compliance Officer” or “CCO”) the information required to be supplied under this Agreement.
8.2.The Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Sub-Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, sub-administrator, custodian or transfer agent appointed by the Funds) relating to its responsibilities provided hereunder with respect to the Funds, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the “Funds’ Books and Records”). The Funds’ Books and Records shall be available to the Adviser, the Board and the Chief Compliance Officer at any time upon request, shall be delivered to the Adviser upon the termination of this Agreement and shall be available without delay during any day the Adviser is open for business. The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it on behalf of the Fund hereby shall be subject at any time, and from time to time, to such periodic, special and other examinations by the Securities and Exchange Commission, the Fund’s auditors, the Fund or any representative of the Fund (including, without limitation, the Fund’s Chief Compliance Officer), the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Adviser or the Trust.
8.3.Holdings Information and Pricing. The Sub-Adviser agrees to immediately notify the Adviser if the Sub-Adviser reasonably believes that the value of any security held by a Fund may not reflect its fair value. The Sub-Adviser agrees to provide any pricing information of which the Sub-Adviser is aware to the Trust, the Board, the Adviser and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating each Fund’s net asset value in accordance with procedures and methods established by the Board.
8.4.Cooperation with Agents of the Trust. Each party hereto agrees to cooperate with and provide reasonable assistance to the other party, the Trust, the applicable party’s Chief Compliance Officer, any Trust custodian or foreign sub-custodians, any Trust pricing agents and all other agents and representatives of the Trust, with respect to all such information related to the

Funds as they may reasonably request from time to time in the performance of their obligations, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.
8.5.Information and Reporting. Each party hereto shall provide the other party and the Trust, and such party’s respective officers, with such periodic reports concerning the obligations that such party has assumed under this Agreement as the Board or such party may from time to time reasonably request.
8.6.Notification of Breach/Compliance Reports. The Sub-Adviser shall notify the Adviser promptly upon confirmation of (i) any breach of this Agreement or (ii) any applicable law, either of (i) or (ii) that materially impacts the Sub-Adviser’s ability to service the Fund(s). The Sub-Adviser agrees to correct any such breach of this Agreement or applicable law promptly, work with the Adviser and the Board to enable them to correct any such breach promptly, and otherwise to take any action that the Adviser or the Board may reasonably request in connection with any such breach. Upon request, the Sub-Adviser shall also provide the officers of the Trust with supporting information in connection with such certifications of Fund financial statements and the Trust’s disclosure controls adopted pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations adopted thereunder, and agrees to inform the Trust of any material development related to a Fund that the Adviser reasonably believes is relevant, and has provided Sub-Adviser written notice of, to the Fund’s certification obligations under the Sarbanes-Oxley Act. The Sub-Adviser will promptly notify the Adviser in the event the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust or the Adviser (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant).
Without limiting the foregoing, the Sub-Adviser shall promptly provide to the Trust’s CCO, upon request of the Trust’s CCO, the following:
(i)a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;
(ii)on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;
(iii)a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and
(iv)an annual (or more frequently as the CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Section 3.6 and Section 3.7 of this Agreement.
The Sub-Adviser shall also provide the CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

8.7.Board and Filings Information. The Sub-Adviser will also provide the Adviser and the Board with any information reasonably requested regarding the management of the Funds required for any meeting of the Board, or for any shareholder report, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the SEC. The Sub-Adviser will make its officers and employees available to meet with the Board from time to time on reasonable notice to review its investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be requested by the Board under Section 15(c) of the 1940 Act in order for the Board to evaluate this Agreement or any proposed amendments thereto.
8.8.Transaction Information. The Sub-Adviser shall furnish to the Adviser, the Board or a designee such information concerning recommended portfolio transactions as may be necessary to enable the Adviser, the Board or a designated agent to perform such compliance testing on the Funds and the Sub-Adviser’s services as the Adviser may, in its sole discretion, determine to be appropriate. The provision of such information by the Sub-Adviser to the Adviser, the Board or a designated agent in no way relieves the Sub-Adviser of its own responsibilities under this Agreement.
9.Code of Ethics. The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Adviser and Trust. The Sub-Adviser shall ensure that its Access Persons (as defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Sub-Adviser shall provide the Adviser and the Trust with (i) a copy of the Sub-Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Adviser’s Code of Ethics. Upon Adviser’s request, and no more than annually, the Sub-Adviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Sub-Adviser’s Code of Ethics to the Adviser and Trust. The Sub-Adviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code of Ethics by Access Persons and the sanctions imposed by the Sub-Adviser. The Sub-Adviser shall notify the Adviser promptly after the Sub-Adviser determines that an Access Person who is either (i) an investment manager of the Fund (e.g., Mike Vogelzang, Christian Ledoux, or Brad Weafer, or their successors) or (ii) a member of the Sub-Adviser’s compliance team with responsibility for the Fund(s), has committed a material violation of the Sub-Adviser's Code of Ethics that relates to a transaction on behalf of any Fund, or that is otherwise material to the services the Sub-Adviser provides to the Fund(s).
10.Custody. Nothing in this Agreement shall permit the Sub-Adviser to take or receive physical possession of cash, securities or other investments of a Fund.
11.Compensation.
11.1.Sub-Advisory Fee. During the term of this Agreement, the Sub-Adviser shall bear its own costs of providing services under this Agreement. The Adviser agrees to pay to the Sub-Adviser or its designated paying agent, an annual sub-advisory fee based upon the amount of the daily average net assets of each Fund shown on Schedule A attached hereto, payable on a monthly basis.

11.2.The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement with respect to a Fund and shall be prorated as set forth below. If this Agreement is terminated with respect to a Fund prior to the end of any calendar month, the sub-advisory fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 30 days after the date of termination.
11.3.The Sub-Adviser shall look exclusively to the Adviser for payment of the sub-advisory fee.
12.Non-Exclusivity. The services to be rendered by the Sub-Adviser under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Sub-Adviser, its members, employees and agents may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual and that the advice given to, or action taken for, any other client or account may differ from the advice and action taken for the Fund(s).
13.Liability and Standard of Care.
13.1.The Sub-Adviser shall fully and faithfully discharge all its obligations, duties and responsibilities pursuant to this Agreement, (i) solely in the best interest of the Fund and its shareholders, (ii) in good faith and with the due care, skill, prudence, and diligence under the circumstances then prevailing that a prudent, professional fiduciary investment adviser acting in a like capacity, would use in the conduct of an enterprise of a like character and with like aims, and (iii) otherwise in accordance with documents and instruments governing the Trust and each Fund.
13.2.The Sub-Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust or any of the Adviser Indemnitees (as defined below) as a result of any error of judgment by the Sub-Adviser with respect to the Fund, except as may otherwise be provided by the 1940 Act or any other federal securities or commodities law and except as provided below. Nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, and all affiliated persons thereof within the meaning of Section 2(a)(3) of the 1940 Act (collectively, “Adviser Indemnitees”), against any and all losses, claims, damages, liabilities or litigation (including reasonable and documented legal and other expenses) arising out of any third-party claim to which any of the Adviser Indemnitees may become subject under the 1933 Act, the 1934 Act, the 1940 Act, the Advisers Act, the Code, the CEA, under any other statute, law, rule or regulation, at common law or otherwise, directly arising out of the Sub-Adviser’s responsibilities hereunder (i) to the extent of and as a result of the willful misconduct, bad faith, fraud, gross negligence or breach of fiduciary duty by the Sub-Adviser, any of the Sub-Adviser’s employees or representatives or any affiliate of the Sub-Adviser or any person acting on behalf of the Sub-Adviser, or (ii) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund, including any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon and in conformity with written information furnished by the Sub-Adviser to the Adviser, the Trust or any affiliated person of the Adviser or the Trust or upon verbal information confirmed by the Sub-Adviser in writing, or (iii) to the extent of, and as a result of, the failure of the Sub-Adviser to provide the services under this Agreement in accordance with the requirements of applicable law, including the 1940 Act, the Internal Revenue Code, the CEA, the Registration Statement and the Investment Policies, or (iv) any breach of this Agreement including without limitation the Investment Policies, the Registration Statement or any representation or warranty contained herein; provided, however, that in no case is the Sub-Adviser’s indemnity in favor of any Adviser Indemnitee deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of such person’s duties or by reason of such person’s reckless disregard of obligations and duties under this Agreement. Notwithstanding the foregoing, the Sub-Adviser shall bear no responsibility hereunder for actions taken or not taken by the Sub-Adviser in strict conformity with the specific direction of the Adviser.
13.3.The Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser or any of the Sub-Adviser Indemnitees (as defined below) as a result of any error of judgment or mistake of law by the Adviser with respect to the Fund, except as may otherwise be provided by the 1940 Act or any other federal securities or commodities law and except as provided below. Nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser and any affiliated person of the Sub-Adviser (collectively, “Sub-Adviser Indemnitees”), against any and all losses, claims, damages, liabilities or litigation (including reasonable and documented legal and other expenses), arising out of any third-party claim to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the 1934 Act, the 1940 Act, the Advisers Act, the Internal Revenue Code, the CEA, under any other statute, law, rule or regulation, at common law or otherwise, directly arising out of the Adviser’s responsibilities as investment adviser of the Fund (i) to the extent of and as a result of the willful misconduct, bad faith, fraud or gross negligence by the Adviser, any of the Adviser’s employees or representatives or any affiliate of the Adviser or any person acting on behalf of the Adviser, or (ii) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund, including any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made other than in reliance upon and in conformity with written information furnished by the Sub-Adviser, or any affiliated person of the Sub-Adviser or other than upon verbal information confirmed by the Sub-Adviser in writing, (iii) to the extent of, and as a result of, the failure of the Adviser to comply with the requirements of applicable law, including the 1940 Act, the Internal Revenue Code, the CEA, or (iv)  any breach of this Agreement including without limitation the Investment Policies, the Registration Statement or any representation or warranty contained herein; provided, however, that in no case is the Adviser’s indemnity in favor of any Sub-Adviser Indemnitee deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of such person’s duties or by reason of its reckless disregard of such person’s obligations and duties under this Agreement.
13.4.The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results, either relative or absolute, will be achieved.
13.5.For the avoidance of doubt, neither Fund shareholders nor the members of the Board shall be personally liable under this Agreement.
13.6.The parties to this Agreement acknowledge and agree that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any and all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever. The Trust’s Certificate of Trust, as amended from time to time, is on file in the Office of the Secretary of State of the State of Delaware. Such Certificate of Trust and the Trust’s Agreement and Declaration of Trust describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.
13.7.Neither party hereto, under any circumstances, shall be liable for any indirect, special, consequential, punitive, or exemplary or similar damages arising out of or related to this Agreement.
14.Term/Approval/Amendments.
14.1.This Agreement shall become effective with respect to a Fund upon the commencement of the Sub-Adviser’s management of the Fund if approved: (i) by a vote of the Board, including a majority of those trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (the “Independent Trustees”), cast in person (or, if then-permitted by law, rule, or regulatory guidance, virtually) at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding securities (to the extent required under the 1940 Act). This Agreement shall continue in effect with respect to a Fund for an initial period of two years thereafter, and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board provided that in such event such renewal and continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom).
14.2.No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act. The modification of any of the non-material terms of this Agreement may be approved by the vote, cast in person (or, if then-permitted by law, rule, or regulatory guidance, virtually) at a meeting called for such purpose, of a majority of the Independent Trustees.
14.3.In connection with such renewal or amendment, the Sub-Adviser shall furnish such information as may be reasonably necessary by the Adviser or the Board to evaluate the terms of this Agreement and any amendment thereto.

14.4.This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of a Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. This Agreement will also automatically terminate in the event of its assignment (as defined in the 1940 Act) unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this subsection.
15.Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, each party agrees on behalf of itself and its directors, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Adviser and the Trust (a) all records and other information provided to the Fund relative to each Fund’s prior, or present shareholders and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), provided to the Fund, promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Adviser or the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, or the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval shall not be unreasonably withheld by the Adviser or the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.
16.Anti-Money Laundering Compliance. The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, as of the date the Fund(s) begin trading operations and in the future. The Sub-Adviser further agrees to provide to the Trust, the Trust’s administrator, sub-administrator and/or the Trust’s anti-money laundering compliance officer such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.
17.Notices. Any notice required or permitted to be given by a party to the other parties shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by email transmission to the other party’s address set forth on the first page of this Agreement, or such other address(es) as may be specified in writing by one party to the other parties.

18.Marks. The parties agree that as between the parties, the name of the Sub-Adviser, and any logo, trademark, service mark, or trade name (collectively, “Sub-Adviser’s Marks”) are the valuable property of the Sub-Adviser. The Sub-Adviser hereby grants the Adviser and the Trust the right to use the Sub-Adviser’s Marks during the term of this Agreement solely as part of its service to the Fund(s).
The Adviser and the Trust agree that the manner of use of the Sub-Adviser’s Marks shall be subject to Sub-Adviser’s prior written approval. The Adviser and Trust will provide for review any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or uses the Sub-Adviser’s Marks so that the Sub-Adviser may review the manner and context in which it is referred to or its marks used, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations.
19.Effect of Termination. Upon termination of this Agreement, the Adviser and the Trust shall cease to use the Sub-Adviser’s Marks for the purpose of advertising or for the purpose of generating any revenue or income without the written consent of the Sub-Adviser.
20.Successors. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.
21.Third-Party Beneficiary. Each Fund is an intended third-party beneficiary under this Agreement and is entitled to enforce this Agreement as if it were a party hereto.
22.Meanings. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities;” “interested persons;” and “assignment” shall have the meaning defined in the 1940 Act or the rules promulgated thereunder; subject, however, to such exemptions as may be granted by the SEC under the 1940 Act or any interpretations of the SEC staff.
23.Entire Agreement and Amendments. This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto except as otherwise noted herein.
24.Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.
25.Choice of Law/Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. The Adviser and Sub-Adviser consent to the jurisdiction of courts, state or federal, in Delaware County, Pennsylvania, with respect to any dispute under this Agreement.
26.Section Headings. The headings of sections contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.

27.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
28.Series of EA Series Trust. Each Fund is a series of the Trust, and the parties hereto acknowledge that each series established under the Trust has the power and authority under the Delaware Statutory Trust Act and the Declaration of Trust of the Trust to enter into contractual arrangements solely in the name of such series and undertake obligations or liabilities separate and apart from the obligations or liabilities of any other series of the Trust or the Trust generally.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have this Agreement to be executed by their duly authorized officers on the day and year first written above.

EMPOWERED FUNDS, LLC By: /s/ Sean Hegarty Name: Sean Hegarty Title: Chief Operating Officer	EA SERIES TRUST By: /s/ Michael D. Barolsky Name: Michael D. Barolsky Title: Vice President & Secretary
CAPFINANCIAL PARTNERS, LLC DBA CAPTRUST By: /s/ Michael J. Vogelzang Name: Michael J. Vogelzang Title: Managing Director & Chief Investment Officer

SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated July 17, 2026
among
Empowered Funds, LLC, CapFinancial Partners, LLC dba CAPTRUST, and EA Series Trust
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule
Brickworks Extended Market ETF	0.33%
Brickworks Core US Equity ETF	0.30%